EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
January 29, 2009

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2008 AND DECLARES DIVIDEND
Greenville, Ohio, January 29, 2009. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the second fiscal quarter. Due largely to a non-cash impairment charge with respect to one investment, additional provision for losses on loans and losses as a result of writing down real estate acquired by foreclosure or deed in lieu of foreclosure to updated net realizable values, for the quarter ended December 31, 2008, the Corporation reported a net loss of $1.5 million, or $0.66 per share, compared to net income of $170,000, or $0.08 per share, for the same quarter in 2007.
The quarter-to-quarter decrease in net income was attributed primarily to the non-cash impairment charge on investment securities of approximately $1.5 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). Rating agency downgrades of the underlying mortgage-related securities held in the fund, as well as deteriorating economic conditions across the country, had significantly decreased the net asset value of the Fund. In light of the decline in the fair value of the fund, the securities downgrades and the deteriorating economic conditions, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund is other-than-temporary, requiring the expensing of the impairment charge. The Corporation does not expect that the impairment charge will result in future cash expenditures. As of December 31, 2008, Greenville Federal’s investment in the Fund had a fair market value of $12.8 million.
Greenville Federal remained well capitalized under the Office of Thrift Supervision’s capital requirements at December 31, 2008, after the quarterly loss.
In addition to the impairment charge, the decrease in net income was also attributed to an increase of $300,000, or 30.6%, in general, administrative and other expenses and an increase of $50,000 in the provision for losses on loans, partially offset by an increase of $80,000, or 8.1%, in net interest income and a $103,000 decrease in federal income taxes.
The increase in provision for losses on loans was due primarily to weakness in the financial and credit markets, deteriorating values in residential properties continuing during the second quarter, an increase in the level of delinquent loans during the period, an increase in charge-offs in the quarter and projected increases in charge-offs in the future.
The increase in general, administrative and other expense was due primarily to a $170,000 write down to updated net realizable values on real estate acquired by foreclosure or deed in lieu of foreclosure, a $93,000 increase in employee compensation and benefits, and a $72,000 increase in other operating expense, partially offset by a $34,000 decrease in data processing expense and a $10,000 decrease in franchise taxes.
The net loss for the six months ended December 31, 2008 was $2.7 million, or $1.22 per share, a decrease of $3.0 million, compared to the six-month period ended December 31, 2007. The decrease was primarily attributed to a $2.8 million total non-cash impairment charge on the Fund for the six-month period ended December 31, 2008, an increase of $426,000, or 21.8%, in general, administrative and other expenses and a $50,000, or 100%, increase in the provision for losses on loans, partially offset by an increase of $170,000, or 8.6%, in net interest income and a $112,000, or 86.2%, decrease in federal income taxes.
The increase in general, administrative and other expense for the six months was due primarily to a $183,000 write down to updated net realizable values on real estate acquired by foreclosure or deed in lieu of foreclosure, a $136,000 increase in employee compensation and benefits and a $121,000 increase in other operating expenses, partially offset by a $21,000 decrease in franchise taxes and a $15,000 decrease in data processing. Excluding the $2.8 million non-cash impairment charge on investment securities, the Corporation would have recorded net income of $144,000, compared to $329,000 in the same period in 2007.
The Corporation reported total assets of $121.4 million at December 31, 2008, total liabilities of $102.3 million, including deposits of $80.6 million, and total stockholders’ equity of $19.0 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on February 13, 2009, to stockholders of record as of January 30, 2009.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,346	$7,220
Investment securities	14,999	19,458
Loans receivable	90,463	89,851
Other assets	9,548	9,597

Total assets	$121,356	$126,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$80,608	$83,697
Advances from the FHLB	20,504	19,214
Other liabilities	1,199	1,359

Total liabilities	102,311	104,270

Stockholders’ equity	19,045	21,856

Total liabilities and stockholders’ equity	$121,356	$126,126

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Six months ended		Three months ended
	December 31,		December 31,
	2008	2007	2008	2007
Total interest income	$3,450	$3,836	$1,716	$1,917
Total interest expense	1,312	1,868	649	930

Net interest income	2,138	1,968	1,067	987
Provision for losses on loans	50	—	50	—

Net interest income after provision for losses on loans	2,088	1,968	1,017	987
Other income	454	445	227	230
Impairment charge on investment securities	2,848	—	1,456	—
General, administrative and other expense	2,380	1,954	1,280	980

Income (loss) before income taxes	(2,686)	459	(1,492)	237
Income taxes	18	130	(36)	67

NET INCOME (LOSS)	$(2,704)	$329	$(1,456)	$170

EARNINGS (LOSS)
PER SHARE - basic and diluted	$(1.22)	$0.15	$(0.66)	$0.08